410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces First Quarter of Fiscal 2020 Results

CHICAGO-(December 6, 2019)-Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced its first quarter fiscal 2020 earnings.

	First Quarter
	Ended October 31
	F20	F19	Change
Consolidated Results
Net Sales	$71,122,000	$66,143,000	8%
Net Income Attributable to Oil-Dri	$3,536,000	$906,000	290%
Earnings per Diluted Share	$0.46	$0.12	283%
Business to Business
Net Sales	$26,478,000	$25,326,000	5%
Segment Operating Income	$8,296,000	$7,032,000	18%
Retail and Wholesale
Net Sales	$44,644,000	$40,817,000	9%
Segment Operating Income	$3,360,000	$9,000	NMF*
*Not Meaningful

Daniel S. Jaffee, President and CEO, stated, “Our financial results for the first quarter of fiscal 2020 were extremely strong and reflect the successful impact of our prior year’s investments. We achieved record consolidated net sales for the quarter which demonstrates meaningful progress in the execution of our strategies. Increases in customer purchasing trends as well as margin expansion occurred both within our Retail & Wholesale and Business to Business Products Groups. Our new Sales and Operations Process (S&OP) is underway, and our team is focused on its implementation in order to reap the numerous related benefits.

Reductions in freight costs, due in part to increased truck availability, and lower natural gas costs, helped to improve margins in all business sectors. Furthermore, the first quarter of the prior year included one-time freight expenses and other costs associated with operational inefficiencies that occurred as a result of the implementation of our Enterprise Resource Planning System as well as disruptions due to Hurricane Michael. These

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

benefits were partially offset by slight increases in packaging and non-fuel related manufacturing costs. Although total Selling, General and Administrative (SG&A) and income tax expenses were higher in the first quarter of fiscal 2020 versus the same period last year, our net income attributable to Oil-Dri reached $3.5 million which reflects a 290% increase over the prior year.

Our Business to Business Products Group’s first quarter revenues increased 5% compared to the same quarter last year. The Animal Health & Nutrition division delivered topline growth of 16% versus the prior year due to higher sales of our Calibrin and ConditionAde animal health products. While the African Swine Flu continues to impede our sales efforts in China, we achieved significant revenue growth in our Latin American, Asian, and African animal health markets. Our Fluids Purification business once again delivered increased sales of bleaching clay products used to filter edible oil, although these gains were partially offset by softer domestic sales to biodiesel producers. Sales within our Agricultural products division declined by 6% in the first quarter compared to last year, due to the loss of a large customer who purchased our traditional agricultural carrier products. Considerable momentum of our engineered granules and higher traditional agricultural carrier sales to an existing customer helped offset the negative impact. Finally, first quarter sales of our coarse cat litter from our Co-Packaging division surpassed revenues from the same period last year by 15%.

Operating Income in the Business to Business segment was up 18% in the first quarter versus the prior year. Although SG&A expenses increased slightly, improved revenues and decreases in freight costs helped raise the overall profitability of the Business to Business Products Group.

The Retail & Wholesale Products Group experienced a sales increase of 9% over the prior year, primarily due to higher demand of private label litter in our Consumer Division. Not only did sales of our private label scoopable products increase this quarter as a result of organic growth, but private label coarse revenues grew significantly due to new distribution and price increases. Our private label unit share of the total cat litter market, according to third party data1, increased by 18.7% in the 12 weeks ending November 3, 2019 compared to the same period the prior year. Our branded and private label lightweight litter continues to gain traction in the marketplace.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

Operating Income for the Retail & Wholesale Products group reached $3.4 million versus $9,000 for the first quarter last year. Higher sales, improved freight costs, and lower SG&A expenses, including a slight reduction in advertising costs, all enhanced the bottom line. We continue to refine our advertising spending to increase our return on investment by focusing on digital and geographically targeted media. We expect total advertising expenses in fiscal 2020 to be higher than in fiscal 2019.

In October, Oil-Dri was pleased to be featured in an episode of “EARTH” with John Holden on the Fox Business Network. The program highlighted how Oil-Dri created lightweight cat litter from its unique clay mineral and revolutionized the industry. This media coverage reached national audiences and generated additional awareness of our brand. To view the video segment, please visit our website’s home page.”

Oil-Dri will combine its first quarter of fiscal 2020 earnings teleconference with its Annual Meeting of Stockholders on Wednesday, December 11, 2019 at 9:30 am Central Time. The meeting will be held at The University of Chicago Booth School of Business, Gleacher Center, 450 Cityfront Plaza Drive, Chicago, IL 60611. Participation details are available on our website’s events page.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

1Based in part on data reported by Nielsen through its Nielsen Answers Core Service for the Pet Care Category for the 12 week period ended November 3, 2019, for the U.S. market. Copyright © 2019 Nielsen.

“Oil-Dri”, “Calibrin”, and “ConditionAde” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	First Quarter Ended October 31
(in thousands, except per share amounts)	2019	% of Sales	2018	% of Sales
Net Sales	$71,122	100.0%	$66,143	100.0%
Cost of Sales	(51,187)	(72.0)%	(50,133)	(75.8)%
Gross Profit	19,935	28.0%	16,010	24.2%
Selling, General and Administrative Expenses	(15,814)	(22.2)%	(15,007)	(22.7)%
Operating Income	4,121	5.8%	1,003	1.5%
Interest Expense	(103)	(0.1)%	(151)	(0.2)%
Other Income	59	0.1%	32	—%
Income Before Income Taxes	4,077	5.7%	884	1.3%
Income Tax (Expense) Benefit	(617)	(0.9)%	50	0.1%
Net Income	3,460	4.9%	934	1.4%
Net (Loss) Income Attributable to Noncontrolling Interest	(76)	—	28	—%
Net Income Attributable to Oil-Dri	$3,536	5.0%	$906	1.4%
Net Income Per Share: Basic Common	$0.51		$0.13
Basic Class B Common	$0.38		$0.10
Diluted Common	$0.46		$0.12
Avg Shares Outstanding: Basic Common	5,149		5,076
Basic Class B Common	2,050		2,069
Diluted Common	7,306		7,243

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of October 31
		2019	2018
Current Assets
Cash and Cash Equivalents		$19,260	$9,019
Short-term Investments		—	2,652
Accounts Receivable, Net		36,269	39,935
Inventories		23,803	25,413
Prepaid Expenses		6,213	8,200
Total Current Assets		85,545	85,219
Property, Plant and Equipment, Net		90,206	87,338
Other Assets (1)		33,991	24,394
Total Assets		$209,742	$196,951

Current Liabilities
Current Maturities of Notes Payable		$3,059	$3,083
Accounts Payable		7,942	13,287
Dividends Payable		1,766	1,656
Other Current Liabilities		17,235	17,691
Total Current Liabilities		30,002	35,717
Noncurrent Liabilities
Notes Payable		—	3,031
Other Noncurrent Liabilities (1)		41,804	26,416
Total Noncurrent Liabilities		41,804	29,447
Stockholders' Equity		137,936	131,787
Total Liabilities and Stockholders' Equity		$209,742	$196,951

Book Value Per Share Outstanding		$19.16	$18.44

Acquisitions of:
Property, Plant and Equipment	First Quarter	$3,900	$4,058
	Year To Date	$3,900	$4,058
Depreciation and Amortization Charges	First Quarter	$3,469	$3,305
	Year To Date	$3,469	$3,305
(1) Amounts as of October 31, 2019 include right-of-use operating lease assets and related liabilities required by adoption of Accounting Standards Codification 842, Leases.

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended
	October 31
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,460	$934
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	3,469	3,305
Increase in Accounts Receivable	(980)	(6,367)
Decrease (Increase) in Inventories	371	(2,933)
Increase in Accounts Payable	835	7,290
Decrease in Accrued Expenses	(3,812)	(1,780)
Increase in Pension and Postretirement Benefits	621	479
Other	2,728	(244)
Total Adjustments	3,232	(250)
Net Cash Provided by Operating Activities	6,692	684

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(3,900)	(4,058)
Net Dispositions of Investment Securities	—	4,482
Net Cash (Used in) Provided by Investing Activities	(3,900)	424

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,083)	(3,083)
Dividends Paid	(1,761)	(1,627)
Purchase of Treasury Stock	(500)	(135)
Net Cash Used in Financing Activities	(5,344)	(4,845)

Effect of exchange rate changes on Cash and Cash Equivalents	(50)	(1)

Net Decrease in Cash and Cash Equivalents	(2,602)	(3,738)
Cash and Cash Equivalents, Beginning of Period	21,862	12,757
Cash and Cash Equivalents, End of Period	$19,260	$9,019

Leslie A. Garber
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515